                                                                    EXHIBIT 3(i)

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION


     INCO HOMES CORPORATION (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     FIRST:  The name of the Corporation is Inco Homes Corporation.

     SECOND: The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

             "FOURTH. The Corporation is authorized to issue two classes of shares to be designated Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"), respectively. The total number of shares which the Corporation is authorized to issue is twenty-one million (21,000,000). Twenty million (20,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share. Upon the amendment of this Article, every six (6) issued and outstanding shares of Common Stock, $0.01 par value per share ("Old Common Stock"), shall be automatically and without any action on the part of the stockholders converted into and reconstituted as one (1) share of Common Stock, $0.01 par value per share ("New Common Stock'), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Amendment of the Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Date"), represented outstanding shares of the Old Common Stock shall be entitled to receive a certificate for the number of shares of New Common Stock they own by presenting their old certificate(s) to the Corporation's transfer agent for cancellation and exchange.

             No scrip or fractional certificates will be issued. In lieu of fractional shares, the Corporation will issue one additional share of New Common Stock, or cash if it so elects. If the Corporation elects to make a cash payment in lieu of fractional shares, such payment will be based on the average closing price of the New Common Stock on the NASDAQ SmallCap Market for the five trading days preceding the Effective Date. Such cash payment, if elected by the Corporation, would be made upon surrender to the Corporation's transfer agent of stock certificates representing a fractional share interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein."

     THIRD: This Certificate of Amendment of Restated Certificate of Incorporation shall be effective as of 12:01 a.m., Eastern Standard Time, on January 16, 1997.

     FOURTH:This Certificate of Amendment of Restated Certificate of

Incorporation was duly adopted by the requisite vote of the Board of Directors of the corporation.

     FIFTH: That at a special meeting of stockholders held on January 15, 1997, in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendments.

     SIXTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation law.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officers as of this 15th day of January 1997.

                              INCO HOMES CORPORATION,
                              a Delaware corporation



                              By: /s/ IRA C. NORRIS
                                 ------------------------------------
                                 Ira C. Norris, Chairman of the Board
                                 President and Chief Executive Officer

ATTEST:


By: /s/ ROBERT H. DASKAL
   -------------------------------------------
   Robert H. Daskal, Executive Vice President,
   Chief Financial Officer and Secretary

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            INCO HOMES CORPORATION

                 [Originally Incorporated on October 28, 1992]



     The undersigned, Ira C. Norris and Thomas A. Bevilacqua, hereby certify that:

     1. They are the duly elected and acting President and Assistant Secretary, respectively, of said corporation.

     2. The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:



     FIRST. The name of the Corporation is Inco Homes Corporation (the "Corporation").

     SECOND. The address of its registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The Corporation is authorized to issue two classes of shares to be designated Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"), respectively. The total number of shares which the Corporation is authorized to issue is twenty-one million (21,000,000). Twenty million (20,000,000) shares shall be Common Stock and one million (1,000,000) shares shall be Preferred Stock. The Common Stock shall have a par value of $0.01 per share and the Preferred Stock shall have a par value of $0.01 per share.

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly authorized, in the resolution or resolutions providing for the issuance of any wholly unissued series of Preferred Stock, to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions thereof, including without limitation: the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of stock of the Corporation, and the terms and conditions, including price and rate of exchange of such conversion or exchange; and the redemption rights (including sinking fund provisions), if any, for shares of such series; and such other powers, rights, designations, preferences, qualifications, limitations and restrictions as the Board of Directors may desire to so fix. The Board of Directors is also expressly authorized to fix the number of shares constituting such series and to increase or decrease the number of shares of any series prior to the issuance of shares of that series and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not to decrease such number below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is authorized to make, alter or repeal any or all o f the Bylaws of the Corporation; provided, however, that any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of Directors shall require the affirmative vote of two-thirds of the total number of Directors which the Corporation would have if there were no vacancies. In addition, new Bylaws may be adopted or the Bylaws may be amended or repealed by the affirmative vote of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article FIFTH.

     SIXTH. (a) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

     (b) Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article SIXTH.

     SEVENTH. (a) The number of Directors which shall constitute the whole Board of Directors of this corporation shall be as specified in the Bylaws of this corporation, subject to this Article SEVENTH.

     (b) The Directors shall be classified with respect to the time for which they severally hold office into three classes designated Class I, Class II and Class III, as nearly equal in number as possible, as shall be provided in the manner specified in the Bylaws of the Corporation. Each Director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the Director was elected; provided, however, that each initial Director in Class I shall hold office until the annual meeting of stockholders in 1996; each initial Director in Class II shall hold office until the annual meeting of stockholders in 1995; and each initial Director in Class III shall hold office until the annual meeting of stockholders in 1994. Notwithstanding the foregoing provi-sions of this Article, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

     (c) In the event of any increase or decrease in the authorized number of Directors, (i) each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his early resignation, removal from office or death, and (ii) the newly created or eliminated directorship resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of Directors so as to maintain such classes as nearly equally as possible.

     (d) Any Director or the entire Board of Directors may be removed by the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     (e) Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article SEVENTH.

     EIGHTH. (a) 1. In addition to any affirmative vote required by law, any Business Combination (as hereinafter defined) shall require the affirmative vote of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class (for purposes of this Article EIGHTH, the "Voting Shares"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

     2. The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of the following clauses (A) through (E):

         (A) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) or Associate (as hereinafter defined) of an Interested Stockholder, or

         (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary constituting not less than 5% of the total assets of the Corporation, as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared, or

         (C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of related transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, any Interested Stockholder or any Affiliate or Associate of any

Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) constituting not less than 5% of the total assets of the Corporation, as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared, or

         (D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder, or

         (E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (i) any class of equity securities of the Corporation or any Subsidiary or (ii) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder.

     (b) The provisions of section (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Restated Certificate of Incorporation, if such Business Combination has been approved by two-thirds of the whole Board of Directors.

     (c) For the purposes of this Article:

         1. A "person" shall mean any individual, firm, corporation or other entity.

         2. "Interested Stockholder" shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of stockholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction:

             (A) is or was, at any time within two years prior thereto, the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Shares, or

             (B) is an Affiliate or Associate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of 10% or more of the then outstanding Voting Shares, or

             (C) is an assignee of or has otherwise succeeded to any shares of capital stock of the Corporation which were at any time within two years prior thereto beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     3.  A "person" shall be the "beneficial owner" of any Voting Shares.

         (A) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly, or

         (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding, or

         (C) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation.

     4. The outstanding Voting Shares shall include shares deemed owned through application of paragraph 3 above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

     5. "Affiliate" and "Associate" shall have the respective meanings given those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of adoption of this Restated Certificate of Incorporation (the "Exchange Act").

     6. "Subsidiary" shall mean any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Exchange Act) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this section (c) the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     (d) A majority of the directors shall have the power and duty to determine for the purposes of this Article on the basis of information known to them, (1) whether a person is an Interested Stockholder, (2) the number of Voting Shares beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in paragraph 3 of section (c), or (5) whether the assets subject to any Business Combination or the consideration received for the issuance or transfer of securities by the Corporation or any Subsidiary constitutes not less than 5% of the total assets of the Corporation.

     (e) Nothing contained in this Article shall be construed to relief any Interested Stockholder from any fiduciary obligation imposed by law.

     (f) Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 66-2/3% of the combined voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal or adopt any provision inconsistent with, this Article EIGHTH.

     NINTH. This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

     TENTH. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of a corporation's directors for breach of fiduciary duty, then a Director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article TENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.



     3. In lieu of a meeting and vote of stockholders, stockholders having not less than the minimum number of votes necessary to authorize said restatement have given written consent to said restatement and written notice thereof has been given to those stockholders who have not consented in writing in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     4. The aforementioned restatement was duly adopted by the corporation's Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware.

                                   *   *   *

     IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by Ira C. Norris and Thomas A. Bevilacqua, the President and Assistant Secretary, respectively, of the corporation on this 28th of February, 1993.



                                 /s/ IRA C. NORRIS
                                 ----------------------------
                                     Ira C. Norris, President



               ATTEST:           /s/ THOMAS A. BEVILACQUA
                                 ----------------------------
                                     Thomas A. Bevilacqua,
                                     Assistant Secretary